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                                                                EXHIBIT 6(c)(ii)

               EMPLOYMENT AGREEMENT FOR CORPORATE OFFICERS OF TCI

       This Employment Agreement is entered into by and between TCI Management, Inc. a California corporation ("TCI"), and Stephen DeSantis ("Employee") as of September 1, 1998 and conditions set forth below.

1. POSITION AND RESPONSIBILITIES. Employee shall serve in the position of Chief Financial Officer, or such other positions as TCI may require from time to time. In the position of Chief Financial Officer, Employee's duties shall include those customarily associated with the position and such other duties as TCI may, from time to time, require. In any other positions in which Employee may be employed by TCI under this Agreement, Employee's duties shall be those designated by TCI's CEO and/or Board of Directors.

2. TERM OF EMPLOYMENT. Unless otherwise expressly agreed to in a written instrument executed by Employee and TCI's Board of Directors, Employee's employment with TCI shall extend from April 1, 1998, subject to earlier termination as set forth in Paragraph 4 of this Agreement.

3. COMPENSATION AND BENEFITS. In consideration of the services rendered under this Agreement, Employee shall be entitled to compensation and benefits as follows:

a. During calendar year 1998, TCI shall pay Employee an annual base salary of $110,000, payable on at least a monthly basis. Employee's annual base salary shall be reviewed on at least an annual basis by the Compensation Committee of TCI's Board of Directors. Salary increases are solely subject to the judgement of the Compensation Committee. Employee's annual base salary will not dip below the salary listed above, except with the voluntary agreement of Employee.

b. In the event that the Compensation Committee of TCI's Board of Directors adopts any key management bonus plan, Employee will be eligible to participate in any such plan on terms to be established by the Compensation Committee.

c. TCI will provide Employee with appropriate health insurance coverage.

d. TCI will provide Employee with $500,000 in disability and life insurance coverage.

e. TCI may provide Employee with other and further benefits of the type customarily provided to employees as determined by TCI in its sole discretion.


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4. TERMINATION OF EMPLOYMENT. If any of the following events occur before the expiration of this Agreement, Employee's employment with TCI shall terminate upon the occurrence of such event:

a. Thirty (30) days after Employee, for any reason, gives written notice to TCI of his voluntary resignation of employment. In the event of Employee's voluntary resignation, Employee shall not be entitled to any severance benefits other than those rights accorded to him by law or those negotiated as settlement with the Compensation Committee.

b. Immediately upon termination for cause. In the event Employee's employment is terminated by TCI for cause, as defined herein, Employee shall be entitled to receive a severance payment of six times Employee's then current monthly base salary (unless the termination was the result of Employee being convicted of a felony, in which case Employee shall receive no severance.) For purposes of this Agreement, "cause" is defined as (1) Employee's conviction of a felony, (2) an act by Employee of material dishonesty or fraud against TCI, or (3) Employee's willful material breach of any duty owed by him to TCI under this Agreement, all as reasonably determined by TCI's Board of Directors.

c. Immediately upon TCI giving Employee written notice of the termination of Employee's employment without cause. Employee shall be entitled to the following benefits.

       I. Employee continues to receive as severance pay Employee's then current monthly base salary for a period of twelve months from the actual date of termination.

       II. Should Employee timely elect to exercise any rights to continue health insurance under COBRA, TCI shall pay the cost of the continuation coverage for a period of twelve months from the actual date of termination after which period the cost of any further continuation coverage shall be solely at Employee's expense.

       III. TCI shall pay the cost of disability and life insurance coverage for a period of twelve months from the actual date of termination after which period the cost of any further coverage shall be solely at Employee's expense.

       IV. Employee's unvested stock options shall vest in their entirety and Employee shall have ten years from date of issuance to exercise stock options.

d. Upon giving Employee written notice of the termination of Employee's employment in connection with a consolidation or merger of TCI into any other corporation or corporations, a sale of all or substantially all of the assets of TCI, or any other reorganization in which more than 50% of the voting power of TCI is transferred or acquired. Such events shall be referred to herein collectively as a "Merger". In the event of termination in association with a merger, Employee shall be entitled to receive as benefits the following:

       I. Full salary and benefits as described above for a period of not less than twelve months and not greater than twenty four months. Full salary and benefits beyond twelve months from the date of termination will cease upon Employee accepting comparable employment elsewhere.


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e. In the event of a material change in job position.

       I.     Section 4c applies

       II. If the material change in job position is in assciation with a merger 4d applies.

5. PROPRIETARY INFORMATION AND INVENTIONS. Contemporaneously with the execution of this Agreement, Employee shall execute a Proprietary Information and Inventions Agreement ("Inventions Agreement") in the form attached as Exhibit A hereto. The terms of the Inventions Agreement are incorporated herein by this reference and Employee agrees to be bound thereby.

6. NON-COMPETITION.

a. During the term of this Agreement, Employee agrees to devote his full working time, attention and energies to the performance of his assigned duties, and Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or employee of any other corporation, partnership or other organization (other than charitable or other not-for-profit organizations), be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if not interfering, may be inimical to or contrary to the best interests of TCI.

b. Employee also agrees that he will not, so long as he is an employee or officer of TCI or any of its subsidiaries, or during any period in which TCI is making severance payments to Employee, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever, engage or become financially interested in, be employed by, or have any connection with, any business competing with TCI or any of its subsidiaries, in any geographic area where the business of TCI or any of its subsidiaries is being or had been conducted in any manner whatsoever, provided, however, that Employee may own any securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time one percent of any class of stock or securities of such company.

c. Except in furtherance of his duties to TCI, Employee further agrees that, during the term of this Agreement or during any period in which TCI is making severance payments to Employee, he will not directly or indirectly participate in any effort to develop, manufacture or market products or services that compete with TCI's products or services (including products or services that TCI can demonstrate it intends to develop or are under development).


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7. ACKNOWLEDGEMENT. Employee hereby acknowledges that he has carefully read all of the terms of this Agreement and agrees that they are necessary for the reasonable and proper protection of TCI's business. Employee acknowledges that he has been advised by TCI that he may have this Agreement reviewed by counsel of his choice, at his sole expense, and has either done so or elected to forego his right to do so voluntarily.

8. GOVERNING LAW. The formation, construction and performance of this Agreement shall be construed in accordance with the laws of the State of California.

9. BINDING EFFECT. This Agreement and any amendment hereto shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and legal representatives.

10. EQUITABLE RELIEF. The parties hereto agree that failure to comply with subparagraphs b or c of Paragraph 6, or the terms of the Inventions Agreement or two or more of them cannot be reasonably or adequately compensated in damages in an action of law, and breach of these will cause TCI irreparable damage. Therefore, in addition to the other remedies which may be available to it, in law or in equity, TCI shall be entitled to injunctive relief without bond or other security with respect to the breach of either subparagraph b or c of Paragraph 6, or the terms of the Inventions Agreement or two or more of them.

11. EMPLOYMENT REPRESENTATIONS. Employee represents and warrants that, as of this agreement's employment date he will be free to be employed by TCI upon the terms contained in this Agreement and to assign his inventions, if any, under Paragraph 5 hereof and the Inventions Agreement and that on the Employment Date there will be no employment contracts or restrictive covenants preventing full performance of the duties hereunder or under the Inventions Agreement.

12. OTHER REPRESENTATIONS: ENTIRE AGREEMENT. The mutual covenants, obligations and undertakings of the parties herein are the sole and only consideration for this Agreement. No representations, promises or inducements have been made to the undersigned parties, or any of them, other than those which appear in this Agreement. This Agreement (together with the Inventions Agreement) represents the complete agreement of the parties and replaces any prior agreements between the parties relating to the subject matter hereof. This Agreement may be modified, supplemented and/or amended only by a writing that specifically refers to this Agreement and that Employee and the Compensation Committee agree to.


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13. EFFECTIVENESS. Any provisions or part thereof of this Agreement which is prohibited or unenforceable in any jurisdiction or under any circumstances shall as to such jurisdiction or circumstances be ineffective to the extent of such prohibition or un-enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction or under any other circumstance.

       IN WITNESS WHEREOF, the parties hereto have affixed their authorized signatures as of the effective date.

TCI MANAGEMENT, INC.

By:




/s/ Stephen DeSantis                         Date: 10/12/98
TCI Officer




/s/ Donald L. Jans                           Date: 10/18/98
Chairman, Compensation Committee


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